EXHIBIT 21

SUBSIDIARIES OF ZYGO CORPORATION (DELAWARE)

Technical Instrument Company (California)
100% owned by Registrant (effective as of August 8, 1996)

Syncotec Neue Technologien und Instrumente GmbH
100% owned by Technical Instrument Company (effective as of September 1, 1997)

NexStar Corporation (Colorado)
100% owned by Registrant (effective as of September 12, 1996)

TechniStar Corporation (Delaware)
25% owned by NexStar Corporation

Zygo TeraOptix, Inc. (Delaware)
100% owned by Registrant (effective as of May 5, 2000)

Zygo KK
100% owned by Registrant (effective as of October 1, 1999)

Zygo PTE
100% owned by Registrant (effective as of January 1, 1998)

Zygo Germany, GmbH
100% owned by Registrant (effective as of December 1, 2006)

ZygoLOT GmbH
60% owned by Zygo Germany, GmbH (effective as of December 28, 2006)

Six Brookside Drive (Connecticut)
100% owned by Registrant (effective as of January 9, 1998)